QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	GENOPTIX, INC., a Delaware corporation
Number of Shares:	276,025 Shares
Class of Stock:	Series 1-D Preferred Stock
Initial Exercise Price:	$0.634 per share
Issue Date:	May 09, 2005
Expiration Date:	May 09, 2015 (Subject to Section 4.1)

        THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK or its assignee ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this warrant ("Warrant"), subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1.    EXERCISE.

        1.1    Method of Exercise.    Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

        1.2    Conversion Right.    In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

        1.3    Intentionally omitted.

        1.4    Fair Market Value.    If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

        1.5    Delivery of Certificate and New Warrant.    Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

        1.6    Replacement of Warrants.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

        1.7    Repurchase on Sale, Merger, or Consolidation of the Company.

          1.7.1    "Acquisition."    For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.7.2    Assumption of Warrant.    If upon the closing of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

          1.7.3    Nonassumption.    If upon the closing of any Acquisition the successor entity does not assume the obligations of this Warrant and Holder has not otherwise exercised this Warrant in full, then Holder and the Company shall deem this Warrant to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2.    ADJUSTMENTS TO THE SHARES.

        2.1    Stock Dividends, Splits, Etc.    If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

        2.2    Reclassification, Exchange or Substitution.    Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Certificate of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

        2.3    Adjustments for Combinations, Etc.    If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

        2.4    Intentionally omitted.

        2.5    No Impairment.    The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to he observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

        2.6    Certificate as to Adjustments.    Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

        3.1    Representations and Warranties.    The Company hereby represents and warrants to the Holder as follows:

          (a)   The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share of the Company's Series 1-D Preferred Stock issued by the Company to any other investor.

          (b)   All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

          (c)   The Company's summary capitalization table attached to this Warrant is true and complete as of the Issue Date.

        3.2    Notice of Certain Events.    If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

        3.3    Information Rights.    So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques that are sent to all shareholders of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

        3.4    Registration Under Securities Act of 1933, as amended.    The Company agrees to add Holder as a party to that certain Amended and Restated Investor Rights Agreement dated as of May 5, 2005 by and among the Company and certain purchasers of shares of the Company's Preferred Stock ("Rights Agreement") so that (i) shares of Common Stock issuable upon exercise of this Warrant shall be "Registrable Securities" under the Rights Agreement and (ii) with the exception of Section 2.1 of the Rights Agreement, Holder shall be considered a "Holder" for all other purposes under the Rights Agreement.

ARTICLE 4.    REPRESENTATIONS OF HOLDER.

        4.1    Acquisition of Warrant for Personal Account.    The Holder and its affiliates each represent and warrant that it is acquiring the Warrant and the Shares issuable upon exercise of the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Shares issuable upon exercise of the Warrant or any part thereof. The Holder and its affiliates also each represent that the entire legal and beneficial interests of the Warrant and Shares issuable upon exercise of the Warrant is being acquired for, and will be held for, its account only.

        4.2    Securities Are Not Registered.

          4.2.1    The Holder and its affiliates understand that the Warrant and the shares issuable upon exercise of the Warrant have not been registered under the Securities Act of 1933, as amended (the "Act") on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder and its affiliates realize that the basis for the exemption may not be present if, notwithstanding its representations, the Holder and its affiliates have a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder and its affiliates have no such present intention.

          4.2.2    The Holder and its affiliates recognize that the Warrant and the shares issuable upon exercise of the Warrant must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder and its affiliates recognize that the Company has no obligation to register the Warrant or the shares issuable upon exercise of the Warrant of the Company, or to comply with any exemption from such registration.

          4.2.3    The Holder and its affiliates are aware that neither the Warrant nor the shares issuable upon exercise of the Warrant may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

ARTICLE 5.    MISCELLANEOUS.

        5.1    Term; Notice of Expiration.    This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company's initial public offering. If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by "cashless" conversion pursuant to Section 1.2.

        5.2    Legends.    This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

        5.3    Compliance with Securities Laws on Transfer.    This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

        5.4    Transfer Procedure.    Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that, subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time with notice to the Company (which notice can be given before or after such transfer in accordance with Holder's normal business practices), and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises the Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person or entity that directly competes with the Company.

        5.5    Notices.    All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

    Comerica Bank
    Attn: Warrant Administrator
    500 Woodward Avenue, 32nd Floor, MC 3379
    Detroit, MI 48226

  All notices to the Company shall be addressed as follows:

    Genoptix, Inc.
    3398 Carmel Mountain Road
    San Diego, CA 92121
    Attn: Chief Financial Officer

        5.6    Amendments.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

        5.7    Attorneys' Fees.    In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

        5.8    Governing Law.    This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

        5.9    Market Standoff.    Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by Holder, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act, provided that all executive officers and directors of the Company enter into similar agreements. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company's stock are intended third party beneficiaries of this Section 5.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

GENOPTIX, INC.

By:	/s/ TINA S. NOVA
Name:	Tina S. Nova, Ph.D.
Title:	President and Chief Executive Officer

By:	/s/ DOUGLAS A. SCHULING
Name:	Douglas A. Schuling
Title:	Vice President and Chief Financial Officer

COMERICA BANK

By:	/s/ STEVEN J. STUCKEY
Name:	Steven J. Stuckey
Title:	Senior Vice President

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the Warrant on behalf of the Company.

APPENDIX 1

NOTICE OF EXERCISE

        1.     The undersigned hereby elects to purchase                        shares of the                        stock of Genoptix, Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

        1.     The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to                         of the shares covered by the warrant.

        [Strike paragraph that does not apply.]

        2.     Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

    Comerica Bank
    Attn: Warrant Administrator
    500 Woodward Avenue, 32nd Floor, MC 3379
    Detroit, MI 48226

        3.     The undersigned represents that (i) it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws; and (ii) all representations and warranties of Holder in Article 4 of the warrant are true and correct as of the date hereof.

COMERICA BANK or Registered Assignee
(Signature)
(Date)

QuickLinks

  Exhibit 4.7
WARRANT TO PURCHASE STOCK